Exhibit 99.1

Atlantic Union Bankshares Corporation to Host Investor Day

Richmond, Va., November 19, 2025 – Atlantic Union Bankshares Corporation (the “Company”) today announced that it will host an investor day at the New York Stock Exchange, located at 11 Wall Street, New York, New York on Wednesday, December 10, 2025 at 11:45 a.m. Eastern Time, with an in-person reception and check-in opening at 11:00 a.m. Eastern Time. Atlantic Union Bankshares President and CEO John Asbury, CFO Rob Gorman and Atlantic Union Bank President and COO Maria Tedesco along with other members of the executive leadership team will present the Company’s strategic priorities and plans for the future.

Attendees may attend the event virtually or in-person. To attend in person, attendees must register in advance and agree to adhere to the New York Stock Exchange security and identification procedures.

Virtual or in-person attendees can pre-register at: https://eventstream.us/aubinvestorday25.

The live webcast will be accessible at: https://eventstream.us/aubinvestorday25 beginning at 11:45 a.m. Eastern Time. A replay will be available for at least 90 days after the event at the same address.

About Atlantic Union Bankshares Corporation

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (NYSE: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has branches and ATMs located in Virginia, Maryland, North Carolina and Washington D.C. Certain non-bank financial services affiliates of Atlantic Union Bank include: Atlantic Union Equipment Finance, Inc., which provides equipment financing; Atlantic Union Financial Consultants, LLC, which provides brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

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Contact:

Bill Cimino, Senior Vice President and Director of Investor Relations 804.448.0937